Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257676
333-263514

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated March 3, 2022

QUANTUM-SI INCORPORATED
Up to 78,841,853 Shares of Class A Common Stock
Up to 19,937,500 Shares of Class B Common Stock
Up to 135,000 Warrants

This prospectus supplement no. 1 modifies, supersedes and supplements the prospectus dated March 3, 2022, as supplemented from time to time (the “Prospectus”), which forms a part of our registration statements on Form S-1 (No. 333-257676 and No. 333-263514).  This prospectus supplement is being filed solely to update certain information related to the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) to reflect additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), previously allocated to a certain Selling Securityholder listed in the Prospectus.

The Prospectus and prospectus supplements relate to the issuance by us of up to an aggregate of 3,968,319 shares of Class A common stock, which consists of (i) up to 135,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, HighCape Capital Acquisition Corp., a Delaware corporation (“HighCape”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 3,833,319 shares of Class A common stock that are issuable upon the exercise of 3,833,319 warrants issued in connection with the initial public offering of HighCape (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

On June 10, 2021, HighCape consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 18, 2021 (the “Business Combination Agreement”), by and among HighCape, Tenet Merger Sub, Inc., a Delaware corporation, and Quantum-Si Incorporated, a Delaware corporation (“Legacy Quantum-Si”). Immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Quantum-Si, with Legacy Quantum-Si surviving the Business Combination as a wholly-owned subsidiary of HighCape (the “Merger”).  In connection with the Business Combination, HighCape changed its name to “Quantum-Si Incorporated” and Legacy Quantum-Si changed its name to “Q-SI Operations Inc.”

The Prospectus and prospectus supplements also relate to the resale from time to time by the Selling Securityholders of up to (i) 135,000 Private Placement Warrants, (ii) 135,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 2,583,750 shares of Class A common stock held by HighCape’s sponsor, HighCape Capital Acquisition LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), (iv) 21,964,456 shares of Class A common stock issued in a private placement in connection with the closing of the Business Combination, (v) 696,250 shares of Class A common stock issued in a private placement to certain affiliates of Foresite Capital Management, LLC in connection with the closing of the Business Combination, (vi) 49,629,078 shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Quantum-Si pursuant to the Business Combination Agreement, including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (vii) 19,937,500 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities.  More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.  The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options.  However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders.  Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities.  The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices.  We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on Nasdaq under the symbols “QSI” and “QSIAW,” respectively.  On March 11, 2022, the closing price of our Class A common stock was $4.10 and the closing price of our Public Warrants was $0.88.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 12 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2022.

SELLING SECURITYHOLDERS

The following information is provided to update the table appearing under the heading “Selling Securityholders” beginning on page 105 of the Prospectus in order to reflect 405,000 additional shares of Class A common stock held by HighCape Capital Acquisition LLC, a Selling Securityholder listed in the Prospectus.  To update the information contained in this section to reflect the additional shares, the following table is revised to increase the shares of Class A common stock offered by HighCape Capital Acquisition LLC.

The shares of Class A common stock held by the Selling Securityholder listed in the table below were included in the 78,841,853 shares of our Class A common stock registered for resale under the registration statements of which the Prospectus forms a part.  The percentage in the following table is based on 118,727,725 shares of Class A common stock outstanding as of February 15, 2022.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned prior to this Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
HighCape Capital Acquisition LLC(1)	2,628,750	2.2%	-	-	135,000	100%	2,628,750	-	135,000	-	-	-	-	-	-

(1)
HighCape Capital Acquisition LLC, or its affiliates, is the record holder of the 2,088,750 Founder Shares and 405,000 private placement shares that were purchased in connection with HighCape’s initial public offering, reported herein. Also includes 135,000 shares upon the exercise of Private Placement Warrants. Mr. Zuga is the sole manager of HighCape Capital Acquisition LLC, and he has voting and investment discretion with respect to the securities held by HighCape Capital Acquisition LLC. Mr. Zuga disclaims any beneficial ownership of the securities held by HighCape Capital Acquisition LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of HighCape Capital Acquisition LLC is 452 Fifth Avenue, 21st Floor, New York, NY 10018.